Exhibit 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Genelabs Technologies, Inc. for the registration of $50,000,000 of equity and/or debt securities and to the incorporation by reference therein of our report dated February 5, 2003, except for Note 1 Paragraph 3 and Note 9, as to which the date is April 15, 2003, with respect to the consolidated financial statements of Genelabs Technologies, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                     /s/ ERNST & YOUNG LLP


Palo Alto, California
September 4, 2003